Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Masterworks Vault 5, LLC of our report dated April 5, 2024, relating to the consolidated financial statements of the Company as a whole and each listed Series. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ AGD Legal, S. C.

Cancun, Quintana Roo
February 21, 2025